EXHIBIT 7

FOR IMMEDIATE RELEASE

David L. Sokol, President and Chief Executive Officer (402) 330-8900 John G. Sylvia, Vice President and Chief Financial Officer (402) 330-8900
David W. Cox, Vice President                               (402) 330-8900


                CALIFORNIA ENERGY FILES REGISTRATION STATEMENT
                           FOR SENIOR DISCOUNT NOTES

       OMAHA, NEBRASKA, March 1, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE symbol: CE) announced today the filing with the Securities and Exchange Commission of an S-3 Registration Statement for the planned offering in March of its Senior Discount Notes due 2004. The Company intends to raise approximately $400,000,000 of gross proceeds from the offering of the Senior Discount Notes.

       If the offering is consummated, the Company intends to use the net proceeds
(i) to fund equity investments in, and the construction costs of, geothermal power projects presently planned in the Philippines and Indonesia, (ii) to fund equity investments in, and loans to, other potential international and domestic private power projects and related facilities, (iii) for corporate or project acquisitions permitted under the proposed Indenture and (iv) for other general corporate purposes. The Company would intend that, as project loans are repaid, the Company may use the proceeds again for any of such uses.

       The Company intends to offer the Senior Discount Notes through an underwriting group managed by Lehman Brothers Inc., Salomon Brothers Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co., Inc.

       A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

       California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities.